      Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.
Exhibit 10.6
LICENSE AGREEMENT
This Agreement, effective as of March 27, 2000 (the “Effective Date”), is by and between Phylos, Inc. (“Phylos”), a Delaware corporation, and University Technology Corporation (“UTC”), a Colorado nonprofit corporation.
RECITALS
WHEREAS, pursuant to the UTC Assignment, UTC has the right to grant licenses to the Patent Rights that describe the SPERT Technology; and
WHEREAS, Phylos desires to obtain a co-exclusive license to practice the invention described in the Patent Rights and UTC is willing to grant such a license on the terms and subject to the conditions provided herein.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Parties hereby agree as follows:
1. DEFINITIONS
1.1 “Affiliate” means a corporation or other legal entity that owns, is owned by, or is under common ownership with a Party. For purposes of this definition, “own” means the ownership, directly or indirectly, of fifty percent (50%) or more of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or a fifty percent (50%) or greater interest in the net assets or profits of an entity which is not a corporation.
1.2	“Agreement” means this License Agreement, together with all Exhibits hereto.

1.3	“Confidential Information” has the meaning set forth in Section 5.1.

1.4	“Party” means Phylos or UTC; “Parties” means Phylos and UTC.
1.5 “Patent Rights” means all Valid Claims of all issued patents and reissues, reexaminations, extensions and supplementary protection certificates thereof, and all patent applications and any divisions, continuations, or continuations-in-part thereof or patents issuing thereon relating specifically to the SPERT Technology.
1.6 “Phylos Technology” means technology described or claimed in a patent or patent application, owned or controlled by Phylos, as described or claimed in, the U.S. Provisional Patent Application entitled In vitro selection of Proteins using RNA Protein Fusions, filed January 21, 1997, or the equivalent of such application, including any division, continuation or any foreign patent application or Letters

Patent or the equivalent thereof issuing thereon, or reissues, reexaminations or extensions thereof, and including those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent application, or the Chip Technology described in the U.S. Patent Application entitled Selection of Proteins using RNA Protein Fusions,filed January 14, 1998, or the equivalent of such application, including any division, continuation or any foreign patent application or Letters Patent or the equivalent thereof issuing thereon, or reissues, reexaminations or extensions thereof, and including those claims in any continuation-in-part of the aforementioned patent applications which claim an invention described or claimed in said patent application.
1.7 “SPERT Technology” means the technology related to Systematic Evolution of Polypeptides by Reverse Transcription, described in, and any continuations, divisionals, or ‘ continuations-in-part thereof:
     United States Serial Number 07/561,968, filed August 2, 1990
     United States Serial Number 07/739,055, filed August 1, 1991
     United States Serial Number 07/829,461, filed January 31, 1992 (now United States Patent Number 5,843,701)
     United States Serial Number 09/197,649, filed November 23, 1998.
1.8 “Third Party” means a person, business or corporation other than Phylos, UTC and their respective Affiliates.
1.9 “Valid Claim” means either (i) a claim of an issued patent that has not been held unenforceable or invalid by an agency or a court of competent jurisdiction in any unappealable or unappealed decision or (ii) a claim of a pending patent application that has not been abandoned or finally rejected without the possibility of appeal or refiling.
1.10 “URC” means University Research Corporation, a wholly owned subsidiary of The University of Colorado Foundation, Inc. (the “Foundation”), designed to serve as the corporate vehicle for new entrepreneurial ventures or start up companies which are formed to commercially exploit inventions made by the faculty of the University of Colorado.
1.11 “URC Agreement” means the license agreement, dated July 17, 1991, between NeXagen, Inc. (a predecessor to NeXstar Pharmaceuticals, Inc. [“NeXstar”]) and URC, as amended October 26, 1992, March 30, 1994 and September 5, 1996, and restated June 25, 1998.
1.12 “URC Assignment” means the Assignment and Assumption Agreement dated as of June 30, 1999, between URC and the Foundation assigning to the Foundation all of URC’s right, title and interest in and to the URC Agreement and the “SELEXTM/Spert Technology” as defined therein.

1.13 “UTC Assignment” means the Assignment and Assumption Agreement dated as of October 1, 1999, between UTC and the Foundation assigning to UTC all of the Foundation’s right, title and interest in and to the URC Agreement and the “SELEXTM/Spert Technology” as defined therein.
The above definitions are intended to encompass the defined terms in both the singular and plural tenses.
2. LICENSE GRANTS
2.1 Co-Exclusive License to SPERT Technology and Patent Rights. Subject to the terms of this Agreement, UTC hereby grants to Phylos the co-exclusive (solely with Optein, Incorporated), world-wide, royalty-free right and license to the Patent Rights describing the SPERT Technology with the right to grant sublicenses (subject to Section 2.2) to perform research for the purpose of developing, to have developed, to make, have made, to sell and have sold, and import products and services covered by a Valid Claim of the Patent Rights.
2.2 Right of Phylos to Grant Sublicenses. Phylos may grant sublicenses, to its Affiliates and corporate partners, which have been granted licenses to the Phylos Technology for the sole and exclusive purpose, and only to the extent necessary, to permit Affiliates and its corporate partners to develop, have developed, make, have made, sell and have sold and import products and services using the Phylos Technology.
3. INTELLECTUAL PROPERTY RIGHTS
3.1 Maintenance and Prosecution. Subject to Section 4.3, Phylos shall solely be responsible, at its sole discretion and at its sole expense, for the preparation, filing, prosecution and maintenance (including the decision to abandon ) of the Patent Rights. Phylos may use a patent attorney of its choice to perform its obligations under this Article 3. UTC agrees to facilitate the transfer to the Phylos patent attorney, of any, and all, records and documents pertaining to the Patent Rights as are reasonably necessary to enable the patent attorney to prosecute and maintain the Patent Rights, including previous patent related documentation, file histories and communications with relevant patent offices.
3.2 Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of the Patent Rights. Such cooperation includes, but is not limited to:
(i)	executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Patent Rights and to enable the Parties to apply for, prosecute and maintain the Patent Rights;

(ii)	providing the other Party with copies of all patent applications, responses, or any other filings with the United States or other applicable intellectual property, judicial or administrative office sufficiently in advance of such filing to enable the other Party to have a meaningful opportunity to comment thereon and otherwise keeping the other Party reasonably informed of its activities associated with the preparation, filing, prosecution or maintenance of the Patent Rights; and

(iii)	promptly informing the other Party of any matters coming to such attention that may affect the preparation, filing, prosecution or maintenance of the Patent Rights.
3.3 Infringement by Third Parties of Patent Rights.
     3.3.1 The Parties shall each promptly notify the other in writing of any alleged or threatened infringement of the Patent Rights. Phylos shall have the right, but not the obligation, to prosecute at its own expense any such infringement. Any recovery or damages derived from such action shall be retained by Phylos.
     3.3.2 If, within six (6) months after Phylos first becomes aware of any infringement of the Patent Rights, Phylos fails to cause such infringement to terminate or to bring a suit or action to compel termination, UTC shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of UTC. Any recovery or damages derived from such action shall be retained by UTC.
3.4 Cooperation in Infringement Actions. In any infringement suit which either Party may institute to enforce the Patent Rights pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. Phylos’ cooperation in any suit initiated by UTC shall be at UTC’s expense. UTC’s cooperation in any suit initiated by Phylos shall be at Phylos’ expense.
4. PAYMENTS AND RECORDS
4.1 License Fee. Phylos shall pay a license fee upon execution of this Agreement as follows: [**] dollars ($[**]) to UTC and [**] dollars ($[**]) to Gilead Sciences, Inc. (as successor in interest to NeXstar) (“Gilead”).
4.2 Invoices. All payments due under this Agreement shall be payable in United

States dollars on or before the dates indicated herein.
4.3 Patent Maintenance Fees. Notwithstanding Section 3.1, Phylos shall be obligated to pay all maintenance fees for United States Patent 5,843,701. Any other fees required to maintain and prosecute the Patent Rights shall be the sole responsibility of Phylos in its sole discretion and at its sole expense. Phylos shall keep appropriate record of these transactions that will be open for inspection by an agent of UTC.
5. CONFIDENTIAL INFORMATION
5.1 Definition of Confidential Information. Confidential Information means any technical or business information furnished by a Party (the “Disclosing Party”) to other Party (the “Receiving Party”) in connection with this Agreement, whether or not specifically designated as confidential (“Confidential Information”). Such confidential Information may include, without limitation, the identity of a protein, peptide, or nucleic acid sequence, the use of a protein, peptide, or nucleic acid sequence, trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information.
5.2 Obligations. Subject to Sections 5.3 and 5.4, the Receiving Party agrees that it shall:
(i)	maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information only to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes set forth in this Agreement.

(ii)	use all Confidential Information solely for the purposes set forth in, or as permitted by, this Agreement: and

(iii)	allow the Confidential Information to be copied or reproduced only to the extent necessary to effect the purposes set forth in this Agreement, with all such reproductions being considered Confidential Information.
5.3 Exceptions. The obligations of the Receiving Party under Section 5.2 above shall not apply to the extent the Receiving Party can demonstrate that certain Confidential Information:
(i)	was in the public domain prior to the time of its disclosure under this

Agreement;

(ii)	entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

(iii)	was independently developed or discovered by the Receiving Party without use of the Confidential Information;

(iv)	is or was disclosed to the Receiving Party at any time whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality to the Disclosing Party with respect to such Confidential Information; or

(v)	is required to be disclosed to comply with applicable laws or regulations (such as disclosure to the FDA or the United States Patent and Trademark Office or to their foreign equivalents), or to comply with a court or administrative order, provided that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.
5.4 Survival of Obligations. The obligations set forth in this Article 5 shall remain in effect for a period of five (5) years after the expiration or termination of this Agreement, except that the obligations of the Receiving Party to destroy or return Confidential Information to the Disclosing Party shall survive until fulfilled.
5.5 URC Agreement. The Parties acknowledge and agree that pursuant to that certain Release Agreement, dated the date hereof, the URC Agreement, which was assigned to the Foundation by the URC Assignment and then by the Foundation to UTC by the UTC Assignment, has been terminated solely as to the SPERT Technology and that Gilead, as the successor to NeXstar, has no further rights or obligations under the URC Agreement as to the SPERT Technology, subject to any obligations of Gilead to Optein, Incorporated.
6. REPRESENTATIONS AND WARRANTIES
6.1 Representations, Warranties and Covenants. Each Party represents and warrants to and covenants to the other that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this

Agreement, and to fully perform its obligations hereunder, and that the performance of such obligations will not conflict with its charter documents or any agreements, contracts, or other arrangements to which it is a party.
6.2 Ownership of Patent Rights. UTC represents and warrants that, as of the Effective Date it has the full legal right and power to enter into the obligations and grant the rights and licenses set forth in this Agreement.
6.3 No Representation. UTC makes no representation or warranty whatsoever that any patents or patent applications licensed under this Agreement are valid or that the rights and licenses granted to Phylos under this Agreement will not infringe any patents of third parties.
7. INDEMNIFICATION
7.1 Indemnification. Phylos shall indemnify, protect, defend, and hold harmless UTC, its Affiliates, the University of Colorado, and their respective directors, officers, trustees, regents, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”) against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed on the Indemnitees or any one of them in connection with any costs, expenses, claims, suits, actions, demands, or judgments concerning any product, process or service that is made, used, sold, or provided pursuant to any right or license granted under this Agreement, except in-the case that such event is occasioned by the gross negligence, misrepresentation, willful misconduct or a fraudulent act of one or any of the Indemnitees.
8. TERM AND TERMINATION
8.1 Term. Unless this Agreement is terminated in accordance with the provisions of this Article 8, this Agreement shall automatically expire upon the last to expire of any Valid Claim of the Patent Rights. Upon automatic expiration, the licenses granted under Article 2 hereof shall become irrevocable and Phylos’ obligations to pay for the maintenance and prosecution of the Patent Rights will cease.
8.2 Termination by Phylos. Phylos may terminate this Agreement at any time after April 30, 2000 by giving UTC three (3) months written notice of Phylos’ election to terminate.
8.3 Default by Either Party. If a Party defaults under any terms, covenants or provisions of this Agreement, such Party shall have thirty days after the giving of written notice of such default, within which to correct such default. If such default is not corrected within such thirty day period, the other Party shall have the right, at its option, and in addition to any other remedy available at law or equity, to cancel and terminate this entire Agreement and the licenses granted hereunder, including the licenses extended to Affiliates, except that in the event that UTC defaults, Phylos may choose to retain irrevocable, fully paid up rights to the licenses granted in Article 2, while no longer being obliged to honor its commitments to maintain and prosecute the Patent Rights (Sections 3.1 and 4.3).
8.4 Effect of Termination. In the event of termination pursuant to Section 8.2 Phylos’ rights under the Patent Rights shall terminate immediately and the provisions of Articles 1, 5, 6, 7 and 9 shall survive. The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination.
8.5 Return of Materials. Upon termination pursuant to Section 8.2 by Phylos or pursuant to Section 8.3 by either Party, any and all originals, copies, and summaries of documents, materials, and other tangible manifestations of the Confidential Information of the nondefaulting Party in the possession of the defaulting Party shall be promptly destroyed or returned to the non-defaulting Party, except that the defaulting Party may retain one copy of such Confidential Information in the possession of its legal counsel, solely for the purpose of monitoring its obligations under this Agreement.
9. MISCELLANEOUS
9.1 Publicity. Neither Party shall use the name of the other Party or reveal the terms of this Agreement in any publicity or advertising without the prior written approval of the other Party, such consent not to be unreasonably withheld.
9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.
9.3 Dispute Resolution Procedures.
     9.3.1 The Parties hereby agree that they will attempt in good faith to resolve any controversy, claim or dispute (“Dispute”) arising out of or relating to this Agreement promptly by negotiations between the Chief Executive Officer of Phylos, and the Chief Executive Officer of UTC (“Senior Executives”). The Senior Executives will meet for negotiations within ten (10) days of the date written notice of such Dispute is given, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the date written notice of such Dispute is given, (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be settled by binding arbitration as described in Section 9.3.2 below.

     9.3.2 Any Dispute which is not resolved by the Parties as provided in Section 9.3.1 shall be submitted to arbitration conducted under the Commercial Rules of the American Arbitration Association and shall be conducted in Boston, Massachusetts. Each such arbitration shall be conducted in the English language by a panel of three arbitrators appointed in accordance with such rules and who shall have experience in resolving disputes among parties in the biotechnology industry. The decision of the arbitrators shall be final and binding on the Parties and may be entered into any court of competent jurisdiction.
     9.3.3 Nothing contained in this Section 9.3 or any other provisions of this Agreement shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder. The Parties hereby irrevocably consent to submit to the jurisdiction of the courts of the Commonwealth of Massachusetts and/or any other court having jurisdiction for this purpose.
     9.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
     9.5 Captions. The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.
     9.6 Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.
     9.7 Assignment. Except for the sublicensing provisions of Section 2.2, the Parties agree that this Agreement and the rights duties and obligations of the Parties under this Agreement shall not be assigned by either of them without the prior written consent of the other, such consent not to be unreasonably withheld, and any attempt to assign the rights, duties or obligations without this consent will be of no effect, except that the Parties may assign this Agreement to a successor in connection with the merger, consolidation or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.
     9.8 Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to UTC:	University Technology Corporation

3103 Iris Avenue, Suite 250
Boulder, CO 80301
Attention: President
Tel: 303-440-5495
Fax: 303-440-5875

If to Phylos:	Phylos, Inc.
128 Spring Street
Lexington, MA 0242
Attention: Ashley Lawton, Ph.D.
Tel: 78 1-862-6400
Fax: 781-402-8800

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.
     9.9 Amendment and Waiver. Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by UTC and by Phylos. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other Instance, whether or not similar.
     9.10 Severability. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.
     9.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings between the Parties relating to the subject matter hereof.
     9.12 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to be in breach of this Agreement, for failure or delay in fulfilling or performing any provisions of this Agreement when such failure or delay is caused by or results from any cause whatsoever outside the reasonable control of the Party concerned including, but not limited to, fire, explosion, breakdown of plant, strike, lock-out, labor disputes, casualty or accident, lack or failure of transportation facilities, flood, lack or failure of sources of supply or of labor, raw materials or energy, civil commotion, embargo, any law, regulation, decision, demand or requirement of any national or local government or authority. The Party claiming relief shall, without delay, notify the other Party by registered airmail or by telefax of the interruption and cessation thereof and shall use its best efforts to remedy the effects of such hindrance with all reasonable dispatch. The onus of proving that any such Force Majeure event exists shall rest upon the Party so asserting. During the period that one Party is prevented from performing its obligations under this Agreement due to a Force Majeure event, the other Party may, in its sole discretion, suspend any obligations that relate thereto. Upon cessation of such Force Majeure event the Parties hereto shall use their best efforts to make up for any suspended obligations. If such Force Majeure event is anticipated to continue, or has existed for nine (9) consecutive months or more, this Agreement may be forthwith terminated by either Party by registered airmail or by telefax. In case of such termination the terminating Party will not be required to pay to the other Party any indemnity whatsoever.
IN WITNESS WHEREOF, the parties hereto have each caused a duly authorized officer to sign this Agreement to be effective the Effective Date.

University Technology Corporation		Phylos, Inc.

By:	/s/ Mitchell M. Griffith	By:	/s/ S. Ashley Lawton

	Mitchell M. Griffith. Ph.D.		S. Ashley Lawton, Ph.D.
	President and CEO		President and CEO